Exhibit 3.1

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PHIBRO ANIMAL HEALTH CORPORATION

(a Delaware corporation)

Phibro Animal Health Corporation, a Delaware corporation (the “Corporation”), hereby certifies as follows:

1.          The name of the Corporation is Phibro Animal Health Corporation. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 27, 2014. The Corporation was originally incorporated in the State of Delaware under its current name.

2.          The Amended and Restated Certificate of Incorporation attached hereto as Exhibit A, which restates and further amends the provisions of the existing Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, with the adoption of the Corporation’s stockholders having been given by written consent in lieu of a meeting thereof in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Thomas G. Dagger, its Senior Vice President, General Counsel and Corporate Secretary, this [●]th day of [•], 2014.

By:	/s/ Thomas G. Dagger
Name:	Thomas G. Dagger
Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT A

Amended and Restated CERTIFICATE OF INCORPORATION

OF

PHIBRO ANIMAL HEALTH CORPORATION

(a Delaware corporation)

ARTICLE One

The name of this corporation is Phibro Animal Health Corporation (the “Corporation”).

ARTICLE Two

The registered office of this Corporation in the State of Delaware is located at 1679 S. DuPont Highway, in the City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Registered Agent Solutions, Inc.

ARTICLE Three

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE Four

Section 1.             Authorized Shares. The total number of shares of all classes of capital stock that the Corporation has authority to issue is 346,000,000 shares, consisting of:

(a)          16,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”);

(b)          300,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”); and

(c)          30,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”; and together with the Class A Common Stock, the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

Section 2.             Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, to provide by resolution or resolutions from time to time for the issuance, out of the authorized but unissued shares of Preferred Stock, of all or any of the shares of Preferred Stock in one or more series, and to establish the number of shares to be included in each such series, and to fix the voting powers (full, limited or no voting powers), designations, powers, preferences, and relative, participating,

1

optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of such series, including, without limitation, that any such series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of capital stock, (iii) entitled to such rights upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares of any other class or classes or series of capital stock of the Corporation at such price or prices or at such rates and with such adjustments; all as may be stated in such resolution or resolutions, which resolution or resolutions shall be set forth on a certificate of designations filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law. Except as otherwise provided in this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), no vote of the holders of Preferred Stock or Common Stock shall be a prerequisite to the designation of any series of Preferred Stock or the issuance of any shares thereof authorized by and complying with the conditions of this Certificate of Incorporation. Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of either class of Common Stock or of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote, without the separate vote of the holders of such class of Common Stock or of the Preferred Stock as a class. Unless otherwise provided by this Certificate or Incorporation, including in any certificate of designations in respect of any series of Preferred Stock, and subject to Section 1 of this ARTICLE FOUR, the Board of Directors is authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding. Unless otherwise expressly provided in this Certificate of Incorporation, including any certificate of designations in respect of any series of Preferred Stock, in case the number of shares of such series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 3.             Common Stock.

(a)          Voting Rights. Except as otherwise expressly provided by this Certificate of Incorporation or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Certificate of Incorporation) of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) and applicable law, and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, on each matter submitted to a vote of stockholders generally, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of

Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder.

(b)          Dividends; Subdivisions, Combinations or Reclassifications. Subject to the rights of the holders of any series of Preferred Stock, and to the other provisions of this Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(c)          Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and subject to the rights of the holders of shares of any series of Preferred Stock then outstanding upon such dissolution, liquidation or winding up, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among holders of shares of Class A Common Stock and Class B Common Stock equally on a per share basis, unless disparate or different treatment of the shares of each such class (whether in the amount of such distribution, the form in which such distribution is payable, the timing of payment or otherwise) with respect to any such distribution is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. A merger or consolidation of the Corporation with or into any other corporation or entity, or a sale, lease, exchange, conveyance, license, encumbrance or other disposition of all or any part of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 3(c).

(d)          Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the consolidation or merger of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class B Common Stock have ten times the voting power of any securities distributed to the holder of a share of Class A Common Stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(e)          Class B Common Stock Conversion Rights.

(1)         Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation (a “Conversion Notice”). A Conversion Notice may specify that the conversion is to be contingent (including as to timing) upon the consummation of a purchase by another person (whether in a tender or exchange offer, an underwritten offering or otherwise) of shares of the Class A Common Stock, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Class A Common Stock would be exchanged or converted or become exchangeable or convertible into cash or other securities or property. Any conversion pursuant to this Section 3(f)(1) that is not contingent upon certain events as set forth in the immediately preceding sentence shall be deemed to have been effected at the time of such surrender or delivery of the Conversion Notice, as the case may be. Before any holder of Class B Common Stock shall be entitled to voluntarily convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book-entry form if such shares are uncertificated. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by this Section 3(f)(1), and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Section 3(f)(1) shall be retired by the Corporation and shall not be available for reissuance.

(2)         Automatic Conversion. (i) Each share of Class B Common Stock shall be automatically, without further action by the holder thereof, converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined in Section 5 of this ARTICLE FOUR), other than a Permitted Transfer (as defined in Section 5 of this ARTICLE FOUR), of such share of Class B Common Stock and (ii) each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock upon the date that at least 15% of the number of outstanding shares of Class A Common Stock and Class B Common Stock of the Corporation, taken together as a single class, is not held by Qualified Stockholders (the occurrence of an event described in clause (i) or (ii) of this Section 3(f)(2), a “Conversion Event”). Such automatic conversion shall be deemed to have been effected at the close of business on the date of the Conversion Event. Each outstanding stock certificate that, immediately prior to a Conversion Event, represented one or more shares of Class B Common Stock subject to such Conversion Event shall, upon such Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate(s), if any, formerly representing such holder’s shares of Class B Common Stock, issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event or register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to this Section 3(f)(2) of ARTICLE FOUR shall thereupon be retired by the Corporation and shall not be available for reissuance.

(3)         The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith. If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

(f)          Shares Reserved for Issuance. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of shares of Class B Common Stock by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation.

(g)          Protective Provision. The Corporation shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive Sections 3 or 4 of this ARTICLE FOUR (or adopt any provision inconsistent therewith), without first obtaining the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws.

Section 4.             Reclassification of Common Stock. Upon this Certificate of Incorporation becoming effective in accordance with the Delaware General Corporation Law (the “Effective Time”): each (1) share of Common Stock, par value $0.0001 per share (“Old Common”), issued and outstanding immediately prior to the Effective Time shall be reclassified as 0.442 validly issued, fully paid and non-assessable shares of Class A Common Stock (such reclassification of Old Common into Class A Common Stock, the “Reclassification”). Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common, shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Class A Common Stock into which the shares represented by such certificate shall have been reclassified as of the Effective Time after giving effect to the Reclassification; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common shall be entitled to receive, upon surrender of such certificate, a new certificate or certificates evidencing and representing the number of shares of Class A Common Stock into which such shares of Old Common shall have been reclassified in accordance with the Reclassification.

Section 5.             Definitions. For purposes of this Certificate of Incorporation:

(a)          “Charitable Trust” means a trust that is exempt from taxation under Section 501(c)(3) of the United States Internal Revenue Code of 1986, as amended (or any successor provision thereto) (whether a determination letter with respect to such exemption is issued before, at or after the Covered Security Date), and further includes any successor entity that is exempt from taxation under Section 501(c)(3) (or any successor provision thereto) upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date).

(b)          “Covered Security Date” means the day following the effective date of this Certificate of Incorporation.

(c)          “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, domestic partner, parents, grandparents, lineal descendents, spouses or domestic partners of lineal descendents, siblings and lineal descendants of siblings of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.

(d)          “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(e)          “Permitted Entity” shall mean with respect to a Qualified Stockholder (i) a Permitted Trust solely for the benefit of (A) such Qualified Stockholder, (B) one or more Family Members of such Qualified Stockholder, (C) any other Permitted Entity of such Qualified Stockholder and/or (D) any entity that is described in Sections 501(c)(3), 170(b)(1)(A), 170(c), 2055(a) or 2522(a) of the United States Internal Revenue Code of 1986, as

amended (or any successor provision thereto), (ii) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (A) such Qualified Stockholder, (B) one or more Family Members of such Qualified Stockholder and/or (C) any other Permitted Entity of such Qualified Stockholder, (iii) any Charitable Trust created by a Qualified Stockholder, which Charitable Trust was (x) validly created and (y) a registered holder of shares of capital stock of the Corporation, in each case prior to the Covered Security Date (whether or not it continuously holds such shares of capital stock or any other shares of capital stock of the Corporation at all times before or after the Covered Security Date), (iv) the personal representative of the estate of a Qualified Stockholder upon the death of such Qualified Stockholder solely to the extent the executor is acting in the capacity as personal representative of such estate, (v) a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust, or (vi) a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder, following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust. Except as explicitly provided for herein, a Permitted Entity of a Qualified Stockholder shall not cease to be a Permitted Entity of that Qualified Stockholder solely by reason of the death of that Qualified Stockholder.

(f)          “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock, including, without limitation, a Transfer of an equity interest in a Permitted Entity:

(1)         by a Qualified Stockholder (or the estate of a deceased Qualified Stockholder) to (i) one or more Family Members of any Qualified Stockholder, (ii) any Permitted Entity of any Qualified Stockholder, or (iii) any Qualified Stockholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder;

(2)         by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (ii) any other Permitted Entity of such Qualified Stockholder; or

(3)         by a Qualified Stockholder that is a natural person or revocable living trust to an entity that is exempt from taxation under Section 501(c)(3) of the United States Internal Revenue Code of 1986, as amended (or any successor provision thereto) (a “501(c)(3) Organization”) or an entity that is exempt from taxation under Section 501(c)(3) and described in Section 509(a)(3) of United States Internal Revenue Code of 1986, as amended (or any successor provision thereto) (a “Supporting Organization”), as well as any Transfer by a 501(c)(3) Organization to a Supporting Organization of which such 501(c)(3) Organization (x) is a supported organization (within the meaning of Section 509(f)(3) of the United States Internal Revenue Code of 1986, as amended (or any successor provision thereto)), and (y) has the power to appoint a majority of the board of directors or equivalent governing body, provided that such 501(c)(3) Organization or such Supporting Organization irrevocably elects, no later than the time such share of Class B Common Stock is Transferred to it, that such share of Class B Common Stock shall automatically be converted into Class A Common Stock upon the death of such Qualified Stockholder or the natural person grantor of such Qualified Stockholder.

(g)          “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer at the time of such Transfer.

(h)          “Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a Family Member of a Qualified Stockholder, (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, attorneys and bank trust departments, or (iv) solely in the case of any such trust established by a natural person grantor prior to the Covered Security Date, any other bona fide trustee.

(i)          “Qualified Stockholder” shall mean (i) Jack Bendheim, (ii) Family Members of Jack Bendheim, (iii) the registered holder of a share of Class B Common Stock as of the Covered Security Date; (iv) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Covered Security Date pursuant to the exercise or conversion of options or warrants or settlement of restricted stock units (RSUs) that, in each case, are outstanding as of the Covered Security Date; (v) each natural person who Transferred shares of or equity awards for Class B Common Stock (including any option or warrant exercisable or convertible into or any RSU that can be settled in shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder pursuant to subclauses (iii) or (iv) of this Section 5; and (vi) solely for the purpose of Section 3(e)(2) of this ARTICLE FOUR and Section 1 of ARTICLE EIGHT, a Permitted Transferee.

(j)          “Transfer” of a share of Class B Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise. A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Covered Security Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Covered Security Date, holders of voting securities of any such entity or Parent of such entity. For avoidance of doubt, a “Transfer” shall not be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by an entity that is a Qualified Stockholder or Permitted Transferee, if there occurs a Transfer on a cumulative basis, from and after the Covered Security Date, of less than a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity to parties that are not, as of the Covered Security Date, holders of voting securities of any such entity or Parent of such entity. Notwithstanding the foregoing, the following shall not be considered a “Transfer” within the meaning of this ARTICLE FOUR:

(1)         the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board of Directors (if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation);

(2)         entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(3)         the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time; or

(4)         any change in the trustees or the person(s) and/or entity(ies) having or exercising Voting Control over shares of Class B Common Stock (i) of a Charitable Trust that qualifies as a Permitted Entity pursuant to ARTICLE FOUR, Section 5 above, or (ii) of a Permitted Entity provided that following such change such Permitted Entity continues to be a Permitted Entity pursuant to ARTICLE FOUR, Section 5 above.

(k)          “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

ARTICLE Five

The Corporation shall have perpetual existence.

ARTICLE Six

Section 1.             Board of Directors, Number. Unless otherwise provided by this Certificate of Incorporation or the Delaware General Corporation Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances, the total number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively by resolution adopted by the Board of Directors.

Section 2.             Classification of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders occurring after this Certificate of Incorporation becomes effective in accordance with the Delaware General Corporation Law (the “Effective Time”); the term of office of the initial Class II directors shall expire at the second annual meeting of stockholders occurring after the Effective Time; and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders occurring after the Effective Time. Commencing with the first annual meeting following the Effective Time, each director elected to the class of directors whose term expires at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal, disqualification or retirement. If the number of directors divided into classes as set forth herein is hereafter changed, any newly created directorship(s), or any decrease in the number of directors, shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable. Elections of directors need not be by written ballot unless the Bylaws shall so provide. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective classes at the Effective Time.

Section 3.             Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by stockholders. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is duly elected and qualified, or his or her earlier death, resignation, removal, disqualification or retirement.

Section 4.             Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock, (i) prior to the Trigger Date (as defined below), any director may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, and (ii) from and after the Trigger Date, any director may be removed from office at any time but only with cause, at a meeting called for that purpose, by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Section 5.             Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE SIX, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such series of Preferred Stock as set forth in the certificate of designations or certificates of designations governing such series.

ARTICLE Seven

To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE SEVEN shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.

ARTICLE Eight

Section 1.             No Action by Written Consent. From and after the close of business on the first date (the “Trigger Date”) on which Qualified Stockholders cease collectively to beneficially own (directly or indirectly) more than fifty percent (50%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided, however, that any action required or permitted to be taken, (A) to the extent expressly permitted by the certificate of designations relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, or (B) to the extent permitted by the Delaware General Corporation Law, by the holders of the Class B Common Stock with respect to matters affecting only the Class B Common Stock, voting separately as a class, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Preferred Stock or Class B Common Stock, as applicable, entitled to vote thereon were present and voted and shall be delivered to the Corporation at its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

Section 2.             Annual Meetings of Stockholders.  Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board of Directors in its sole and absolute discretion. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders at any meeting of stockholders shall be given in the manner provided in the Bylaws.

Section 3.             Special Meetings of Stockholders.  Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation shall be called exclusively (i) by or at the direction of the Board of Directors pursuant to a written resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies or (ii) prior to the Trigger Date, by the Secretary of the Corporation at the request of the holders fifty percent (50%) or more of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, acting as a single class, and shall not otherwise be called by stockholders. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE Nine

Section 1.             Certificate of Incorporation. The Corporation reserves the right at any time from time to time to alter, amend, repeal or change any provision contained in this Certificate of Incorporation, and to adopt any other provision authorized by the Delaware General Corporation Law, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of ARTICLE SIX, ARTICLE SEVEN, ARTICLE EIGHT, this ARTICLE NINE, ARTICLE TEN, ARTICLE ELEVEN or ARTICLE TWELVE may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (i) prior to the Trigger Date, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class and (ii) from and after the Trigger Date, such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Section 2.             Bylaws.  In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws. Any adoption, alteration, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Board of Directors then in office, provided a quorum is otherwise present. In addition to any other vote otherwise required by law or this Certificate of

Incorporation, from and after the Trigger Date, with respect to the adoption, alteration, amendment or repeal of the Bylaws by the stockholders, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, alter, amend or repeal the bylaws of the Corporation.

ARTICLE Ten

The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE Eleven

Section 1.             Scope. The provisions of this ARTICLE ELEVEN are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means BFI Co., LLC, a Delaware limited liability company, and its successors and assigns and its and its successors’ and assigns’ Affiliates (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation.

Section 2.             Competition and Allocation of Corporate Opportunities. To the fullest extent permitted by law, the Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

Section 3.             Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE ELEVEN, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially or legally able or contractually permitted to undertake, that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to the Corporation, or that is one in which the Corporation has no interest or reasonable expectancy.

Section 4.             Amendment of this Article. To the fullest extent permitted by law, no amendment or repeal of this ARTICLE ELEVEN shall apply to or have any effect on the duties or on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person shall have become aware prior to such amendment or repeal. This ARTICLE ELEVEN shall not limit or eliminate any protections or defenses otherwise available to, or any rights to exculpation from liability, indemnification or advancement of expenses of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws, any agreement between the Corporation and such officer or director, or any applicable law.

Section 5.             Deemed Notice. Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ELEVEN.

Section 6.             Definitions. For purposes of this ARTICLE ELEVEN, the following terms shall have the following meanings:

(a)          “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person;

(b)          “Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing; and

(c)          “Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

For the purpose of this Certificate of Incorporation, “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

ARTICLE Twelve

Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE TWELVE.